Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Roger Kuebel 401-608-8945 rkuebel@kvh.com
KVH Industries Reports Third Quarter 2023 Results

MIDDLETOWN, RI, November 9, 2023 — KVH Industries, Inc. (Nasdaq: KVHI), reported financial results for the quarter ended September 30, 2023 today. The company will hold a conference call to discuss these results at 9:00 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.
Third Quarter 2023 Highlights

•Total revenues from continuing operations in the third quarter of 2023 were $33.5 million, down 5% from $35.2 million in the third quarter of 2022.

•VSAT airtime revenue increased $0.7 million, to $27.4 million, or 3%, in the third quarter of 2023 compared to the third quarter of 2022.

•Aggregate non-cash impairment charges of $6.0 million were taken against goodwill and long-lived assets for the KVH Media Group reporting unit and the Mobile Broadband reporting unit.

•Including the $6.0 million of impairment charges, net loss from continuing operations in the third quarter of 2023 was $4.2 million, or $0.22 per share, compared to net loss from continuing operations of $0.1 million, or $0.01 per share, in the third quarter of 2022. Excluding the $6.0 million impairment charge, net income from continuing operations would have been $1.8 million instead of a net loss of $4.2 million.

•Non-GAAP adjusted EBITDA from continuing operations, which has been adjusted to exclude the $6.0 million of impairment charges, was $4.5 million, compared to $3.9 million in the third quarter of 2022.

Commenting on the company’s third quarter results, Brent C. Bruun, KVH Chief Executive Officer, said, “Our new relationship as a Starlink reseller and recently announced exclusive maritime agreement with Kognitive Networks are significant developments in KVH’s strategic evolution into a multi-orbit, multi-channel integrated solution provider. Adding Starlink technology and service to our portfolio illustrates our drive to be more flexible and versatile through a constellation- and hardware-agnostic approach to maritime connectivity. At the same time, we expect that Kognitive’s enterprise-grade network and bandwidth management tools will become integral components within our mobile communication service offerings. I believe these developments will help us to deliver the integrated network connectivity that commercial and leisure vessels, owners, and crew desire.”

Financial Highlights - From Continuing Operations (in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
GAAP Results
Revenue	$33.5	$35.2	$101.4	$102.9
Loss from operations	$(5.0)	$(1.0)	$(5.3)	$(6.3)
Net loss	$(4.2)	$(0.1)	$(3.3)	$(4.6)
Net loss per share	$(0.22)	$(0.01)	$(0.17)	$(0.25)

Non-GAAP Adjusted EBITDA	$4.5	$3.9	$12.0	$8.9
Results from continuing operations exclude prior year amounts associated with the divested inertial navigation segment. Inertial navigation is treated as discontinued operations. For more information regarding our non-GAAP adjusted EBITDA, see the tables at the end of this release.
Third Quarter Financial Summary
Revenue was $33.5 million for the third quarter of 2023, a decrease of 5% compared to $35.2 million in the third quarter of 2022.

Service revenues for the third quarter were $29.4 million, an increase of $0.9 million. The increase in service sales was primarily due to a $0.7 million increase in our VSAT service sales.

Product revenues for the third quarter were $4.2 million, a decrease of 37%. The decrease in product sales was primarily due to a $1.9 million decrease in TracVision product sales and a $1.1 million decrease in VSAT broadband product sales, partially offset by a $0.6 million increase in Starlink product sales.

Primarily as a result of the impairment charges for our Mobile Broadband reporting unit and our KVH Media Group reporting unit of $6.0 million, our operating expenses increased $3.6 million to $17.6 million compared to $14.0 million for the third quarter of 2022. This increase was partially offset by a $1.2 million decrease in general and administrative costs, a $0.9 million reduction in sales, marketing and support costs, and a $0.3 million decrease in research and development costs.

The $6.0 million impairment charge was driven by the significant decline in our stock price that followed the August 9, 2023 announcement of our financial results for the second quarter of 2023. In that announcement, in light of the changing market and competitive environments at that time, we reduced our guidance for anticipated revenue and non-GAAP adjusted EBITDA for 2023. As a result of the subsequent decline in our stock price, the aggregate market value of our outstanding equity fell below the aggregate book value of our net assets by more than the value of our goodwill. Under applicable accounting rules, this circumstance required us to evaluate our goodwill and long-lived assets for impairment. Given the significance of the decline in the market value of our outstanding equity and the uncertain impact of ongoing competition, we concluded that we should write off all our goodwill as well as approximately $0.7 million of long-lived assets in our media business.

Nine Months Ended September 30 Financial Summary

Revenue was $101.4 million for the nine months ended September 30, 2023, a decrease of 1% compared to $102.9 million for the nine months ended September 30, 2022.

Service revenues for the nine months ended September 30, 2023 were $86.9 million, an increase of 5% compared to the nine months ended September 30, 2022. The increase in service sales was primarily due to a $4.9 million increase in our VSAT broadband service sales, partially offset by a $0.9 million decrease in our content service sales, primarily driven by the sale of a subsidiary in April 2022.

Product revenues for the nine months ended September 30, 2023 were $14.5 million, a decrease of 27% compared to the nine months ended September 30, 2022. The decrease in product sales was primarily driven by a $3.9 million decrease in TracVision product sales and a $2.4 million decrease in VSAT broadband product sales, partially offset by a $0.9 million increase in Starlink product sales.

Our operating expenses decreased $4.1 million to $42.2 million in the nine months ended September 30, 2023, compared to $46.3 million in the nine months ended September 30, 2022. This decrease resulted primarily from a $7.2 million decrease in salaries, benefits and taxes (which includes consideration of prior period costs associated with the March 2022 reduction in workforce and expenses related to the separation and retirement of the former Chief Executive Officer), a $0.7 million reimbursement by EMCORE for expenses incurred under the Transition Service Agreement relating to the sale of the Inertial Navigation business in 2022, a $0.6 million decrease in recruiting and relocation expense, a $0.6 million decrease in bad debt expense, a $0.5 million decrease in depreciation and amortization expense, a $0.4 million decrease in expensed materials, a $0.4 million decrease in warranty expense and a $0.3 million decrease in external commission expense. These items were partially offset by the impairment charges for our Mobile Broadband reporting unit and our KVH Media Group reporting unit of $6.0 million, a $0.4 million increase in professional fees, a $0.3 million increase in facilities expense and a $0.3 million increase in travel expense. Excluding the $6.0 million impairment charge, the decrease in operating expenses would have been $10.1 million instead of $4.1 million for the first nine months of 2023 versus 2022.

Other Recent Announcements

•October 30, 2023 – KVH and Kognitive Networks Sign Exclusive Maritime Agreement
•September 26, 2023 – KVH TracNet Hybrid Communications and TracVision Satellite TV Honored by National Marine Electronics Association
•September 6, 2023 – KVH Enhances Maritime Hybrid Communication Solutions with Starlink
•August 17, 2023 – KVH and Intelsat Reaffirm Satellite Partnership with Three-year Renewal

Conference Call Details
KVH Industries will host a conference call today at 9:00 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will be available on the company website within three hours of the completion of the call.

Non-GAAP Financial Measures

This release provides non-GAAP financial information as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results and comparison to competitors’ operating results. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP adjusted EBITDA include the following: non-GAAP adjusted EBITDA represents net income (loss) from continuing operations before, as applicable, interest income, net, income tax expense (benefit), depreciation, amortization, stock-based compensation expense, goodwill impairment charge, long-lived assets impairment charge, employee termination and other variable costs, executive separation costs, transaction-related and other variable legal and advisory fees, irregular inventory reserve, gains and losses on sale of subsidiaries, and foreign exchange transaction gains and losses.

Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Because non-GAAP financial measures exclude the effect of items that increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.

KVH Industries, Inc. is a global leader in mobile connectivity and maritime VSAT delivered via the KVH ONE network. The company, founded in 1982, is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and more than a dozen offices around the globe. KVH provides connectivity solutions for commercial maritime, leisure marine, military/government, and land mobile applications on vessels and vehicles, including the TracNet, TracPhone, and TracVision product lines, the KVH ONE OpenNet Program for non-KVH antennas, AgilePlans Connectivity as a Service (CaaS), and the KVH Link crew wellbeing content service.
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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding the anticipated benefits of our new initiatives, our investment plans, our development goals, and the potential impact of our future initiatives on revenue, competitive positioning, profitability, and orders. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: increased competition, including competition from lower-cost providers and low earth orbit satellite systems, particularly in the global leisure market; the risk that our new OpenNet program will lead to further reductions in sales of our satellite products; the risk that our reseller arrangement with Starlink will not provide material benefits; uncertainty regarding customer responses to new product and service introductions; challenges and potential additional expenses in retaining our employees, particularly in the current competitive labor market characterized by rising wages; uncertainties created by our new business strategy, which may impact customer recruitment and retention; the uncertain impact of ongoing disruptions in our supply chain and associated increases in our costs; the uncertain impact of inflation, particularly with respect to fuel costs, and fears of recession; the uncertain impact of the wars in Ukraine and the Middle East; unanticipated changes or disruptions in our markets; technological breakthroughs by competitors; changes in customer priorities or preferences; potential customer terminations; unanticipated liabilities; the potential that competitors will design around or invalidate our intellectual property rights; a history of losses; continued fluctuations in quarterly results; the uncertain impact of federal budget deficits, Congressional deadlock and the federal debt ceiling; the uncertain impact of changes in trade policy, including actual and potential new or higher tariffs and trade barriers, as well as trade wars with other countries; unanticipated obstacles in our product and service development, cost engineering and manufacturing efforts; adverse impacts of currency fluctuations; our ability to successfully commercialize our new initiatives without unanticipated additional expenses or delays; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the risk that declining sales of the TracNet H-series and TracPhone V-HTS series products and related services will reduce airtime gross margins; the risk that reduced product sales will continue to erode product gross margins and lead to increased losses; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracNet H-series and TracPhone V-HTS series, including with respect to new pricing models; increased price and service competition in the mobile connectivity market; exposure for potential intellectual property infringement; changes in tax and accounting requirements or assessments; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2023. Copies are available through our Investor Relations department and website, investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, KVH ONE, TracPhone, TracVision, AgilePlans, and TracNet. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Sales:
Product	$4,152	$6,625	$14,526	$19,808
Service	29,397	28,544	86,883	83,065
Net sales	33,549	35,169	101,409	102,873
Costs and expenses:
Costs of product sales	4,729	6,747	16,596	17,363
Costs of service sales	16,238	15,379	47,848	45,505
Research and development	2,398	2,745	7,379	8,380
Sales, marketing and support	4,854	5,710	15,708	18,355
General and administrative	4,367	5,559	13,139	19,532
Goodwill impairment charge	5,333	—	5,333	—
Long-lived assets impairment charge	657	—	657	—
Total costs and expenses	38,576	36,140	106,660	109,135
Loss from operations	(5,027)	(971)	(5,251)	(6,262)
Interest income	997	389	2,660	798
Interest expense	—	1	—	3
Other (expense) income, net	(121)	569	(583)	1,561
Loss from continuing operations before income tax expense	(4,151)	(14)	(3,174)	(3,906)
Income tax expense from continuing operations	95	81	159	645
Net loss from continuing operations	$(4,246)	$(95)	$(3,333)	$(4,551)
Net income from discontinued operations, net of tax	—	29,741	—	28,061
Net (loss) income	$(4,246)	$29,646	$(3,333)	$23,510

Net loss from continuing operations per common share
Basic	$(0.22)	$(0.01)	$(0.17)	$(0.25)
Diluted	$(0.22)	$(0.01)	$(0.17)	$(0.25)

Net income from discontinued operations per common share
Basic	$0.00	$1.59	$0.00	$1.51
Diluted	$0.00	$1.59	$0.00	$1.51

Net (loss) income per common share
Basic	$(0.22)	$1.58	$(0.17)	$1.27
Diluted	$(0.22)	$1.58	$(0.17)	$1.27

Weighted average number of common shares outstanding:
Basic	19,231	18,706	19,090	18,574
Diluted	19,231	18,706	19,090	18,574

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Cash, cash equivalents and marketable securities	$69,194	$76,736
Accounts receivable, net	28,190	27,427
Inventories, net	26,423	22,730
Other current assets and contract assets	5,747	4,310
Total current assets	129,554	131,203
Property and equipment, net	49,407	53,118
Goodwill	—	5,308
Intangible assets, net	—	404
Right of use assets	1,191	2,168
Other non-current assets and contract assets	6,542	8,070
Non-current deferred income taxes	258	259
Total assets	$186,952	$200,530
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$21,524	34,228
Contract liabilities	3,268	3,108
Current operating lease liability	921	1,532
Total current liabilities	25,713	38,868
Long-term operating lease liability	272	636
Long-term contract liabilities	3,905	4,315
Non-current deferred tax liability	55	55
Stockholders’ equity	157,007	156,656
Total liabilities and stockholders’ equity	$186,952	$200,530

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET (LOSS) INCOME FROM CONTINUING OPERATIONS TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA FROM CONTINUING OPERATIONS
(in thousands, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Net (loss) income from continuing operations - GAAP	$(4,246)	$(95)	$(3,333)	$(4,551)
Income tax expense	95	81	159	645
Interest income, net	(997)	(388)	(2,660)	(795)
Depreciation and amortization	3,199	3,373	10,119	10,000
Non-GAAP EBITDA from continuing operations	(1,949)	2,971	4,285	5,299
Stock-based compensation expense	559	872	1,433	2,220
Goodwill impairment charge	5,333	—	5,333	—
Long-lived assets impairment charge	657	—	657	—
Employee termination and other variable costs	—	458	—	1,993
Executive separation costs	—	—	—	539
Transaction-related and other variable legal and advisory fees	—	—	234	484
Irregular inventory reserve	—	—	—	—
Gain on sale of a subsidiary	—	—	—	(631)
Foreign exchange transaction (gain) loss	(92)	(450)	18	(1,009)
Non-GAAP adjusted EBITDA from continuing operations	$4,508	$3,851	$11,960	$8,895